FIELDPOINT PETROLEUM REPORTS

RESULTS FOR FISCAL YEAR 2008

AUSTIN, TX – (BUSINESS WIRE) – March 30, 2009 – FieldPoint Petroleum Corporation (AMEX:FPP) today announced financial results for the fiscal year ended December 31, 2008.

Ray Reaves, President and CEO of FieldPoint stated, “While net income and earnings per share were below our goals for this past year, 2008 was still a very significant year for FieldPoint.  We have significantly improved our balance sheet and prepared the company for the back drop of lower commodity prices in 2009 and beyond.  We continue to diligently explore acquisition opportunities and development programs, however, our objective to materially enhance shareholder value by increasing production and reserves will be facing the head wind of low oil and natural gas prices in 2009.  In this past year, our revenues grew 50% as a result of increased production and high commodity prices. Unless it changes, this low oil and natural gas price environment will negatively impact 2009 revenues and earnings for this industry.”

2008 Financial Highlights Compared to 2007

•

Revenues increased to $6,593,299 from $4,409,524;

•

Net Income increased to $590,391 from $558,078; and

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Earnings per share increased, basic and fully diluted to $0.07 from $0.06

The increase in revenue is attributed to increased production and higher oil and natural gas prices, which averaged approximately $97.14 per barrel and $7.91 per MCF in 2008, compared to $71.26 per barrel and $6.19 per MCF in the prior year. Overall production for the year increased on a barrel of oil equivalent (BOE) basis, as compared to the 2007 year-end. The increased production, combined with a 36% increase in oil prices, led to an increase in revenues.

Production expenses increased $677,604, due primarily to an increase in the number of FieldPoint’s oil and natural gas properties, combined with mature field production remedial repairs. The Company incurred a non-cash accounting charge in the form of an impairment expense of $1,221,775.  This resulted in a reduction in our operating income for the year of over fifty percent.

General and administrative expenses remained substantially constant. Depletion and depreciation expense increased 33%, due primarily to increases in net sales volumes and increased capitalized costs, which were slightly offset by increased reserves on existing properties.

Proved reserves decreased slightly or 1% to approximately 1,334,429 barrels of oil equivalent (BOE), compared to approximately 1,342,459 BOE for 2007.  This decrease is the result of increased production and lower pricing in December 2008.  Please refer to the more detailed discussion of the qualifications and assumptions used in the estimating proved reserves and future net revenues contained in our Annual Report on Form 10-K.

Mr. Reaves concluded by adding, “From December 2006 to December 2008, the Company completed $6.6 million in oil and natural gas acquisitions.  This was accomplished while using only $3.5 million in long term debt from the Company’s $50 million credit facility with Citibank at year end 2008.  Currently, long term debt outstanding is $1.67 million.”

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

SELECT BALANCE SHEET DATA

(UNAUDITED)

	December 31,
	2008	2007
Cash and cash equivalents	$ 423,632	$ 1,484,469
Total current assets	1,943,561	3,097,506
Total assets	12,792,802	14,260,185
Total current liabilities	554,580	738,548
Total stockholders’ equity	9,059,074	8,616,668

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	December 31,
	2008	2007
REVENUE:
Oil and natural gas sales	$ 6,464,237	$ 4,251,190
Well operational and pumping fees	88,062	120,334
Disposal fees	41,000	38,000
Total revenue	6,593,299	4,409,524

COSTS AND EXPENSES:
Lease operating	1,859,319	1,360,686
Production taxes	471,752	292,781
Depletion and depreciation	1,155,237	870,069
Impairment of oil and natural gas properties	1,221,775	276,635
Accretion of discount on asset retirement obligations	44,000	43,768
General and administrative	740,843	739,715
Total costs and expenses	5,492,926	3,583,654
OPERATING INCOME	1,100,373	825,870
OTHER INCOME (EXPENSE):
Interest income	17,322	12,242
Interest expense	(156,197)	(113,635)
Unrealized gains on short-term investments	(289,857)	29,571
Miscellaneous income	32,250	35,530
Total other income (expense)	(396,482)	(36,292)
INCOME BEFORE INCOME TAXES	703,891	789,578
TOTAL INCOME TAX PROVISION	(113,500)	(231,500)
EARNINGS PER SHARE:
Basic	$ 0.07	$ 0.06
Diluted	$ 0.07	$ 0.06
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	8,608,305	8,611,228
Diluted	8,608,305	8,664,650